News Release
Investor Contact:
Brian Davis
brian.davis@tengion.com
267.960.4802

Media Contact:
Mark Stejbach
mark.stejbach@tengion.com
 267.960.4884

Tengion Provides Business Update and Reports Year-End 2010 Financial Results

●	Clinical Trial of Tengion Neo-Urinary Conduit™ On-Track for Implantation of Five Patients by the End of 3Q11 with Initial Follow-Up by Year-End

●	Neo-Kidney Augment™ Program Progressing as Expected Towards FDA Interaction by Year-End 2011

●	Year-End 2010 Adjusted Net Loss Reduced to $25.8 Million, or $2.80 Per Common Share, from 2009 Adjusted Net Loss of $31.7 million, or $4.99 Per Common Share

●	Company Forecasts that Cash on Hand Will Fund Operations through May 2012

East Norriton, PA, March 25, 2011 – Tengion, Inc. (Nasdaq: TNGN) today provided a business update and reported its financial results for the year ended December 31, 2010.

“Our Neo-Urinary Conduit clinical trial in patients with bladder cancer is advancing as expected and investigators are continuing to gather valuable insights to optimize the surgical procedure,” stated Steven Nichtberger, M.D., President and Chief Executive Officer of Tengion. “In parallel, we continue to make great strides with our Neo-Kidney Augment program. Recent publications and presentations by our scientists have demonstrated positive and promising early preclinical data showing that the Neo-Kidney Augment stabilizes and preserves kidney function in a wide variety of animal models of kidney failure, including in diabetic animals and in large animals.  Based on these findings, we are now focused on formulation and related work to support a request to meet with FDA by the end of this year regarding the path to clinical trials with this product candidate.”

Neo-Urinary Conduit Bladder Cancer Trial – Clinical Update

Tengion continues to advance the ongoing initial clinical trial of its lead product candidate, the Neo-Urinary Conduit, in bladder cancer patients requiring a urinary diversion following bladder removal (cystectomy). To date, three patients have been enrolled and implanted in the ongoing clinical trial, which is on track to complete three-month clinical assessments in five patients by the end of this year.

The study is designed to provide data on the safety profile of the Neo-Urinary Conduit as an alternative to the current standard treatment, which requires the use of a patient’s own bowel tissue and can cause significant complications. The study is also intended to provide investigators with data to optimize the surgical technique and post-surgical patient care during the trial. Patients have been enrolled and implanted at both the University of Chicago Medical Center and The Johns Hopkins Hospital. The Company plans to provide its next enrollment update on this trial with its next quarterly financial report.

Neo-Kidney Augment Program Update

Tengion’s lead preclinical program, the Neo-Kidney Augment, is intended to prevent or delay the need for dialysis or kidney transplant by increasing functional kidney mass in patients with advanced chronic kidney disease (CKD).  Patients with end stage renal disease (ESRD) have CKD which has progressed to a point of little to no kidney function and these patients require dialysis or a kidney transplant to survive. According to the US Renal Data System, the Medicare cost of hemodialysis is $77,000 per patient, per year and 100,000 ESRD patients die in the US each year.  Tengion scientists have published and presented positive data on the effect of our approach on kidney function in four different preclinical models of CKD. Two of these preclinical models have been conducted for a sufficiently long period of time to demonstrate durability and an impact on survival.

Building on these data, Tengion gave an oral presentation and highlighted key data in four posters at the TERMIS North America annual meeting in Orlando, Florida in December 2010. Key program data presented included the first presentations on the Neo-Kidney Augment mechanism of action, product formulation, and additional efficacy data from an ongoing study in a large animal model demonstrating the ability of the Neo-Kidney Augment program to improve kidney function in animals at risk of kidney failure.

Financial Update

For the year ended December 31, 2010, the Company reported an adjusted net loss of $25.8 million, or $2.80 per basic and diluted common share, compared with an adjusted net loss of $31.7 million, or $4.99 per basic and diluted common share, for the same period in 2009.  The decreased adjusted net loss for the 2010 period was primarily due to lower research and development expense of $5.1 million and lower interest expense of $1.4 million.  The decrease in research and development expenses during the 2010 period was primarily due to lower preclinical expenses and the impact of reduced headcount during the 2010 period. In addition, the receipt in 2010 of Qualifying Therapeutic Discovery Project Grants totaling $1.0 million was recorded as a credit to research and development expense. Interest expense decreased during the 2010 period due to lower average debt balances resulting from the full-year impact of the scheduled end of interest-only payments during 2009.  The loss per basic and diluted common share for the year ended December 31, 2010 was significantly affected by the Company’s initial public offering of 6,000,000 shares in April 2010.

For the quarter ended December 31, 2010, the Company reported an adjusted net loss of $5.9 million, or $0.48 per basic and diluted common share, compared with an adjusted net loss of $6.5 million, or $1.02 per basic and diluted common share, for the same period in 2009.  The decreased adjusted net loss for the 2010 period was primarily due to the receipt in the fourth quarter of 2010 of Qualifying Therapeutic Discovery Project Grants totaling $1.0 million, which was recorded as a credit to research and development expense. The loss per basic and diluted common share for the quarter ended December 31, 2010 was significantly affected by the Company’s initial public offering of 6,000,000 shares in April 2010.

As of December 31, 2010, the Company held $12.0 million in cash, cash equivalents and short-term investments.  In March 2011, the Company sold securities in a private placement transaction with registration rights pursuant to which the Company received net proceeds of approximately $28.9 million.  In addition, in March 2011, the Company refinanced the outstanding debt owed to one of its lenders.  Pursuant to the terms of the refinancing, the Company repaid the outstanding principal amount of $4.5 million and borrowed $5.0 million from the lender. Based upon the Company’s currently expected level of operating expenditures and debt repayments, the Company expects to be able to fund its operations through May 2012.

Conference Call and Webcast

Steven Nichtberger, M.D., President and Chief Executive Officer, and Brian Davis, Chief Financial Officer and Vice President of Finance, will host a conference call today, March 25, 2011 at 8:30 a.m. ET to provide a business update and discuss the Company’s 2010 financial results.

The call can be accessed by dialing 1-888-680-0879 (domestic) or 1-617-213-4856 (international) five minutes prior to the start time and providing the access code 55045101.  The presentation will also be available by live webcast and can be accessed by visiting the Investors section of the Company's website at http://www.tengion.com.

A replay of the call will be available on the Tengion website approximately two hours after completion of the call and will be archived for two weeks.

About Tengion

Tengion, a clinical-stage biotechnology company, has pioneered the Organ Regeneration Platform™ that enables the Company to create proprietary product candidates that are intended to harness the intrinsic regenerative pathways of the body to produce a range of native-like organs and tissues. Tengion’s product candidates seek to eliminate the need to utilize other tissues of the body for a purpose to which they are poorly suited, procure donor organs or administer anti-rejection medications.  An initial clinical trial is ongoing for the Company’s lead product candidate, the Neo-Urinary Conduit, an autologous implant that is intended to catalyze regeneration of native-like bladder tissue for bladder cancer patients requiring a urinary diversion following bladder removal.  The Company’s lead preclinical candidate is the Neo-Kidney Augment, which is designed to delay or prevent the need for dialysis or transplantation in patients at risk for kidney failure.  Tengion has also applied its technology in two Phase II clinical trials for Tengion's Neo-Bladder Augment for the treatment of neurogenic bladder.  Tengion has worldwide rights to its product candidates.

Forward-Looking Statements

Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to the Company’s: (i) plans to develop and commercialize its product candidates, including the Neo-Kidney Augment and the Neo-Urinary Conduit; and (ii) expectations regarding ongoing and planned preclinical studies and clinical trials.  Although Tengion believes that these statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there are a number of factors that may cause actual results to differ from these statements. For instance there can be no assurance that: (i) the Company will be able to successfully enroll patients in its clinical trials, including its  Phase I clinical trial for the Neo-Urinary Conduit; (ii) patients enrolled in the Company’s clinical trials will not experience adverse events related to the Company’s product candidates, which could delay clinical trials or cause the Company to terminate the development of a product candidate; (iii) the results of the clinical trial for the Neo-Urinary Conduit will support further development of that product candidate; (iv) data from the Company’s ongoing preclinical studies will continue to be supportive of advancing its preclinical product candidates; and (v) the Company will be able to progress its product candidates that are undergoing preclinical testing, including the Neo-Kidney Augment, into clinical trial and (vi) the Company will be able to obtain the capital it needs to develop its product candidates and  continue its operations.  For additional factors which could cause actual results to differ from expectations, reference is made to the reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.  The forward looking statements in this release are made only as of the date hereof and the Company disclaims any intention or responsibility for updating predictions or expectations in this release.

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TENGION, INC.
(A Development-Stage Company)
Statements of Operations
(unaudited)

					Period from
					July 10, 2003
					(inception)
					through
	Three Months Ended December 31,		Twelve Months Ended December 31,		December 31,
	2009	2010	2009	2010	2010
Operating expenses:
Research and development	$3,488,415	$2,743,155	$17,948,060	$12,855,371	$104,564,119
General and administrative	1,027,405	1,647,985	5,526,800	6,032,126	34,702,198
Depreciation	1,235,403	1,201,658	4,937,092	4,861,909	20,010,648
Total operating expenses	(5,751,223)	(5,592,798)	(28,411,952)	(23,749,406)	(159,276,965)

Interest income	21,014	14,947	211,045	62,153	8,458,380
Interest expense	(764,037)	(367,204)	(3,468,002)	(2,104,543)	(14,040,174)
Change in fair value of preferred stock warrants	(40,045)	–	1,823,873	191,527	2,062,453

Net loss	$(6,534,291)	$(5,945,055)	$(29,845,036)	$(25,600,269)	$(162,796,306)

Accretion of redeemable convertible preferred
stock to redemption value	(3,700,881)	–	(14,059,265)	(3,992,589)

Net loss attributable to common stockholders	$(10,235,172)	$(5,945,055)	$(43,904,301)	$(29,592,858)

Basic and diluted net loss attributable to common
stockholders per share	$(14.62)	$(0.48)	$(62.95)	$(3.22)

Weighted average common stock outstanding-
basic and diluted	699,874	12,365,490	697,448	9,196,920

TENGION, INC.
(A Development-Stage Company)
Balance Sheet Data

	December 31,	December 31,
	2009	2010

Cash, cash equivalents and short-term investments	$19,303,142	$11,971,660
Total assets	37,238,393	24,144,433
Total debt	21,836,778	8,601,667
Redeemable convertible preferred stock	187,916,168	-
Total stockholders' (deficit) equity	(178,073,739)	11,059,920

TENGION, INC.
(A Development-Stage Company)
Reconciliation of Non-GAAP Financial Measures

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2010	2009	2010

Net loss attributable to common stockholders - GAAP	$(10,235,172)	$(5,945,055)	$(43,904,301)	$(29,592,858)

Change in fair value of preferred stock warrants	40,045	—	(1,823,873)	(191,527)

Accretion of redeemable convertible preferred stock to redemption value	3,700,881	—	14,059,265	3,992,589

Adjusted net loss	$(6,494,246)	$(5,945,055)	$(31,668,909)	$(25,791,796)

Weighted average common stock outstanding basic and diluted - GAAP	699,874	12,365,490	697,448	9,196,920

Preferred stock automatically converted into common stock upon IPO	5,651,955	—	5,651,955	—

Adjusted basic and diluted weighted average common stock outstanding	6,351,829	12,365,490	6,349,403	9,196,920

Basic and diluted net loss per share - GAAP	$(14.62)	$(0.48)	$(62.95)	$(3.22)
	—	—	—	—
Adjustment per share	13.60 (a)	—	57.96 (b)	0.42
	—	—	—	—
Adjusted basic and diluted net loss per share	$(1.02)	$(0.48)	$(4.99)	$(2.80)

(a)
Reflects the automatic conversion of the outstanding shares of redeemable convertible preferred stock into 5,651,955 shares of common stock and the reclassification of the preferred stock warrants from a liability to stockholders equity as though the completion of the initial public offering had occurred as of the beginning of the fourth quarter of 2009.

(b)
Reflects the automatic conversion of the outstanding shares of redeemable convertible preferred stock into 5,651,955 shares of common stock and the reclassification of the preferred stock warrants from a liability to stockholders equity as though the completion of the initial public offering had occurred as of the beginning of 2009.